Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Announces Acquisition of Granite Wash Assets from Chesapeake Energy in Texas Panhandle and Western Oklahoma

DENVER—May 8, 2013—MarkWest Energy Partners, L.P. (NYSE: MWE) (MarkWest) announced today the execution of definitive agreements to acquire 100% of the ownership interests of certain midstream assets in the Anadarko Basin from a wholly owned subsidiary of Chesapeake Energy Corporation (NYSE: CHK) (Chesapeake), for consideration of $245 million in cash.  The transaction closed simultaneously with the execution of the agreements.

The acquired assets consist of a 200 million cubic feet per day (MMcf/d) cryogenic gas processing plant (Buffalo Creek Plant) and 22 miles of gas gathering pipeline in Hemphill County, Texas, and approximately 30 miles of rights-of-way associated with the future construction of a high-pressure trunk line. Additional assets consist of an amine treating facility and a 5 mile gas gathering pipeline in Washita County, Oklahoma. The high-recovery Buffalo Creek Plant and associated trunk line are currently under construction and are expected to be placed into service in early 2014. Producing formations in the Anadarko Basin associated with these assets include the highly prolific Granite Wash and Hogshooter formations, and multiple other attractive liquids-rich zones.

In conjunction with the acquisition, MarkWest has executed long-term, fee-based agreements with Chesapeake for gas gathering, compression, treating, and processing services. As part of the gas processing agreement, Chesapeake has dedicated approximately 130,000 acres throughout the Anadarko Basin.  MarkWest anticipates initial gas volumes from Chesapeake of approximately 50 MMcf/d, increasing to over 250 MMcf/d by 2017.  Additionally, MarkWest forecasts EBITDA of $30 million for the full-year 2014, increasing to more than $50 million by 2017.

To support Chesapeake’s drilling program, MarkWest anticipates additional capital investment of approximately $90 million over the next five years for the completion and expansion of associated infrastructure. The majority of capital will be spent over the next two years to finalize construction of the Buffalo Creek Plant and the high-pressure trunk line to connect various low-pressure gas gathering systems, which are owned and operated by third parties. Once completed, these assets will be highly synergistic with MarkWest’s existing operations in the Granite Wash, which include gas gathering systems totaling 340 MMcf/d of throughput capacity and the 235 MMcf/d Arapaho processing complex in Custer County, Oklahoma.

In addition, Chesapeake and MarkWest have furthered their relationship in the Appalachian Basin through the extension of a key processing agreement  for five additional years to 2020.

“We are very excited to expand our long-standing relationship with a highly successful and proven operator like Chesapeake. The Granite Wash offers producers some of the most profitable, de-risked areas of liquids-rich production in the United States and we are pleased to support their development plans in this area,” stated Frank Semple, Chairman, President, and Chief Executive Officer of MarkWest. “This transaction provides MarkWest with an unrivaled opportunity to strengthen and grow our leading midstream presence in the Texas Panhandle and Western Oklahoma.”

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of natural gas liquids; and the gathering and transportation of crude oil.  MarkWest has a leading presence in many unconventional gas plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission (SEC).  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.

Source: MarkWest Energy Partners, L.P.

MarkWest Energy Partners, L.P.

Frank Semple, Chairman, President & CEO

Nancy Buese, Senior VP & CFO

Josh Hallenbeck, VP of Finance & Treasurer

866-858-0482

investorrelations@markwest.com